Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock, par value $0.0001 per share, of Horizon Acquisition Corporation, dated as of September 11, 2020 is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

HORIZON SPONSOR, LLC

By:	/s/ Todd Boehly
Name: Todd Boehly
Title: Chief Executive Officer

ELDRIDGE INDUSTRIES, LLC

By:	/s/ Todd Boehly
Name: Todd Boehly
Title: Authorized Signatory

/s/ Todd Boehly
Todd Boehly